Execution Version

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LVH HOLDINGS LLC

Dated as of June 16, 2021

TABLE OF CONTENTS

This **AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT** is entered into as of June 16, 2021, by and among the Unitholders (as defined below) in respect of LVH Holdings LLC (the "Company"), a Delaware limited liability company.

WHEREAS, prior to the date of this Agreement, the internal affairs of the Company were governed by that certain Operating Agreement of LVH Holdings LLC dated May 24, 2021 (the "Original Agreement"), made by the SLVH Member (as defined below) as sole member of the Company;

WHEREAS, as of the date of this Agreement, (i) the Gaucho Member (as defined below) is being admitted to the Company as a Unitholder, and (ii) the Gaucho Member and the SLVH Member constitute all of the Unitholders of the Company;

WHEREAS, the Unitholders of the Company desire to enter into this Amended and Restated Limited Liability Company Agreement to amend and restate the Original Agreement in its entirety and to reflect their respective rights, preferences and obligations with respect to their interests in the Company;

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 **Certain Definitions.** For the purposes of this Agreement, the following terms shall have the following meanings:

"1933 Act" means the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

"1934 Act" means the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

"Adjusted Capital Account" means, with respect to any Unitholder, the balance in such Unitholder's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (a) increase such Capital Account by any amounts which such Unitholder is obligated to contribute to the Company (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) and the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) as of the end of the Company's Fiscal Year or other applicable period; and (b) reduce such Capital Account by the amount of the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

An "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

"Agreement" means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended from time to time, and the terms "hereof," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

"Business Day" means any day, other than a Saturday, Sunday or legal holiday, on which banks in [redacted] are permitted to be open for business.

"Capital Account" means, with respect to each Unitholder, an account determined in accordance with the provisions of Section 3.11.

"Capital Call" means a call for additional Capital Contributions that is delivered by the Manager to each of the Unitholders pursuant and subject to Section 3.3(g).

"Capital Contribution" means the total value of cash and initial Gross Asset Value of property contributed to the Company by each Unitholder, which shall be set forth on the Schedule of Unitholders, as the same may be amended from time to time. A Unitholder may only make additional Capital Contributions with the consent of the Manager or as expressly set forth in this Agreement.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Control" means, for any Person, the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, in all instances subject to the rights of other Persons with respect to usual and customary major decisions. The terms "Controlling" and "Controlled" have meanings correlative to the foregoing.

"Delaware Act" means the Delaware Limited Liability Company Act, found at 6 Delaware Code Section 18-101 *et. seq.*, as may be amended from time to time.

"Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period for U.S. federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis, provided, however, that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager and provided, further, that with respect to any asset to which the remedial allocation method is applicable, Depreciation with respect to such asset shall be calculated in accordance with Treasury Regulations Section 1.704-3(d)(2).

"Distribution" means, with respect to any Unitholder, the amount of cash and the fair market value of any property (other than cash) paid or distributed by the Company to such Unitholder under Section 8.1 hereof.

"Family Member" of an individual means such individual's spouse, children (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or parents or to a trust, partnership or limited liability company solely for the benefit, directly or indirectly, of one or more of any of such individuals (including the referenced individual).

"Gaucho Amenities" means, collectively, the Gaucho Hotel, the Gaucho F&B Outlet and the Gaucho Retail.

"Gaucho Mark" means all rights associated with the mark Gaucho - Buenos Aires™, (U.S. Trademark Registration No. 6043175).

"Gaucho Member" means Gaucho Ventures I – Las Vegas, LLC, a Delaware limited liability company.

"Gaucho Parent" means Gaucho Group Holdings, Inc., a Delaware corporation.

"Gross Asset Value" means, with respect to any asset of the Company, the Company's adjusted basis for U.S. federal income tax purposes; provided, however, that (a) the Gross Asset Value of any asset contributed by a Unitholder to the Company as a Capital Contribution shall be the gross fair market value of such asset (computed without taking into account Code Section 7701(g)) as reasonably determined by the Manager as of the date of the contribution; (b) the Gross Asset Value of all assets of the Company shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) to equal their respective gross fair market values, as reasonably determined by the Manager, as of (i) the date of the acquisition of an additional interest in the Company by any new or existing Unitholder in exchange for more than a de minimis Capital Contribution to the Company, (ii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to, or for the benefit of the Company, (iii) upon the distribution by the Company to a retiring or continuing Unitholder of more than a de minimis amount of property or money as consideration for an interest in the Company; or (iv) upon the liquidation of the Company for U.S. federal income tax purposes; (c) the Gross Asset Value of any asset distributed to any Unitholder shall be the gross fair market value of such asset (computed without taking Code Section 7701(g) into account) as reasonably determined by the Manager as of the date of the distribution; and (d) the Gross Asset Value of Company assets shall be increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Sections 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (d) to the extent that the Manager determines that an adjustment pursuant to paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d). At all times, Gross Asset Values shall be adjusted by Depreciation taken into account with respect to the Company's assets for purposes of computing Net Profits and Net Losses.

"Ground Lease" means [redacted]

"Ground Lease Execution Date" means the initial date of full execution and delivery of the Ground Lease.

"HMA LOI" means a letter of intent that may be executed after the date of this Agreement by the SLVH Member with Hotel Manager which shall set forth the material terms on which Hotel Manager would manage all or a portion of the Project, and which HMA LOI, if executed, shall be assigned by the SLVH Member to the Company or its Subsidiary in accordance with Section 3.3(a), as same may be amended, modified or otherwise supplemented after the execution thereof.

"Hotel Management and License Agreement" means, collectively, a hotel management agreement and related documentation with Hotel Manager to be executed after the date of this Agreement by the Company or its Subsidiary to manage all or a portion of the Project, as same may be amended, modified or otherwise supplemented after the execution thereof.

"Hotel Manager" means [redacted]

"Implied Unit Values" means, with respect to any Drag-Along Sale, the price per Unit implied from the aggregate purchase price to be paid by the prospective transferee in such Drag-Along Sale for the Units being sold, assuming that such amounts would be distributed to such Unitholders in accordance with their respective Pro Rata Percentages on the date of such Drag-Along Sale.

"Joinder Agreement" means a joinder agreement substantially in the form of Exhibit A attached hereto.

"Lien" means any lien, mortgage, pledge, security interest, adverse claim (as defined in the New York Uniform Commercial Code) or other type of charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any financing statement filed in respect of any of the foregoing.

"Net Profits" and "Net Losses" mean, for each Fiscal Year or other period, an amount equal to the Company's net taxable income or loss for such year or period, determined in accordance with the method of accounting followed by the Company for U.S. federal income tax purposes and in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (a) any income of the Company that is

exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses shall be added to such taxable income or loss; (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Net Profits or Net Losses shall be subtracted from such taxable income or loss; (c) in lieu of depreciation, amortization or other cost recovery deductions, there shall be taken into account Depreciation in computing such taxable income or loss; (d) gain or loss resulting from the disposition of property shall be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value; and (e) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subdivisions (b) or (c) of the definition of "Gross Asset Value" herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of calculating Net Profits or Net Losses. Any items that are specially allocated pursuant to the provision of Section 9.3 and Section 9.4 hereof shall not be taken into account in calculating Net Profits or Net Losses. The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 9.3 and Section 9.4 hereof shall be determined by applying rules analogous to those set forth in this definition of Net Profits and Net Losses.

"Officer" or "Officers" means the officers of the Company set forth in Section 6.1.

"Organizational Documents" means, for any Person, (i) in the case of a corporation, that Person's certificate or articles of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of that Person's authorized shares of capital stock, (ii) in the case of a partnership, that Person's certificate or articles of limited partnership or partnership agreement, and any voting trusts or similar arrangements applicable to any of its partnership interests, (iii) in the case of a limited liability company, that Person's certificate or articles of formation or organization, limited liability company operating agreement or other document affecting the rights of holders of limited liability company interests, (iv) in the case of a trust, that Person's certificate or articles of formation or organization, trust agreement or other document affecting the rights of holders of beneficial interests in such trust, or (v) in the case of any other legal entity, that Person's organizational documents and all other documents affecting the rights of holders of equity interests in that Person.

"Permitted Transfer" means a Transfer that is not a Prohibited Transfer and is one of the following:

(a) with respect to Gaucho Member, any direct or indirect Transfer of ownership interest in Gaucho Parent pursuant to public trading; or

(b) with respect to SLVH Member, any direct or indirect Transfer of ownership interest in SLVH Member, but only if, in each case, one or more of the SLVH Principals and/or their respective estates or Family Members Control SLVH Member;

"Person" means an individual, corporation, partnership, limited liability company, trust, unincorporated association, government or any agency or political subdivision thereof, or any other entity.

"Predevelopment Budget and Business Plan" means the budget and business plan for predevelopment of the Project through the Vertical Commencement Date, which is attached to this Agreement as Schedule B, as the same may be modified or amended from time to time by the Manager.

"Pro Rata Percentage" equals, with respect to any Unitholder as of any date of determination in connection with any distribution, allocation, a fraction, the numerator of which is the number of Units held by such Unitholder and the denominator of which means the aggregate number of Units collectively held by all Unitholders as of such date.

"Prohibited Transfer" means any Transfer of any Subject Security to a Person which (a) may not be effected without registering the securities involved under the 1933 Act, (b) would result in the assets of the Company constituting "Plan Assets" as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Company to be controlled by or be under common control with an "investment company" for purposes of the Investment Company Act of 1940, as amended, or to register as an investment company under such Act, (d) would require any securities of the Company to be registered under the 1934 Act, (e) would cause the Company to be a publicly traded partnership within the meaning of Code Section 7704(b) (and the Treasury Regulations promulgated thereunder), (f) would violate the terms of, or cause a breach or default under, any financing document, Ground Lease, Hotel Management and License Agreement or Organizational Documents of any Subsidiary to which, in each case, the Company or any Subsidiary is a party, or (g) is in violation of this Agreement.

"Project" means [redacted]

"Project Opening Date" means the date that the hotel within the Project is open for business to paying guests.

"SEC" means the Securities and Exchange Commission or successor agency or commission of the United States federal government.

"SLVH Member" means SLVH LLC, a Delaware limited liability company.

"SLVH Principal(s)" means any or all of [redacted]

"Subject Securities" means all Units now or hereafter held by any Unitholder.

"Subsidiary" with respect to any Person (the "Parent") means any Person of which such Parent, at the time in respect of which such term is used, owns directly or indirectly any of the equity or beneficial interest. Unless otherwise specifically indicated, when used herein, the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

"Target Capital Account" means, with respect to any Unitholder as of any determination date, an amount equal to the amount such Unitholder would receive as a distribution if all of the assets of the Company were sold on such determination date for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied to the extent required by their terms and the net proceeds were distributed pursuant to Section 8.1.

"Transfer" means to transfer, sell, assign, pledge, hypothecate, give, grant or create a security interest in or Lien on, place in trust (voting or otherwise), assign an interest in or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Units.

"Treasury Regulations" means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time.

"Unitholder" means any party hereto other than the Company that holds Units, including any Person who hereafter becomes a party to this Agreement pursuant to Section 3.8 and/or Section 10.7. Without any additional action or consent of the Manager or any Person, a Unitholder shall automatically be a member of the Company for the purpose of the Delaware Act.

"Unitholder Nonrecourse Debt Minimum Gain" shall have the meaning given to "partner nonrecourse minimum gain" in Treasury Regulations Section 1.704-2(i)(2).

"Units" means all limited liability company interests under the Delaware Act issued by the Company.

"Unreturned Capital" with respect to a Unitholder means the difference, but not below zero, between (i) the aggregate Capital Contributions made by such Unitholder pursuant to Section 3.1 and/or Section 3.3 (excluding, for the avoidance of doubt, any Capital Loans made by such Unitholder) and (ii) any distributions made by the Company to such Unitholder pursuant to Section 8.1(b) and/or Section 11.3 (excluding, for the avoidance of doubt, any interest or principal paid with respect to Capital Loans).

"Vertical Commencement Date" means the earlier of (i) the date on which the Company or a Subsidiary enters into a joint venture agreement with a third party capital source to provide equity capital or financing for or in connection with the vertical development or construction of the Project or (ii) the date of the commencement of construction of the Project.

Section 1.2 **Additional Definitions.** The following terms shall have the meanings set forth in the Sections of this Agreement set forth below:

Term	Section
Additional Contribution	3.3(g)
Additional Gaucho Contributions	3.3(b)
Additional Units	10.7
Capital Loan	3.3(g)
Certificate of Formation	2.1(a)
Company	Preamble

Term	Section
Contributing Unitholder	3.3(g)
Covered Persons	12.4(a)
Drag-Along Group	10.4(a)
Drag-Along Sale	10.4(a)
Due Date	3.3(g)
Fifth Additional Gaucho Contribution	3.3(b)
Fifth Outside Date	3.3(b)
First Additional Gaucho Contribution	3.3(b)
First Outside Date	3.3(b)
Fiscal Year	2.6
Fourth Additional Gaucho Contribution	3.3(b)
Fourth Outside Date	3.3(b)
Gaucho F&B Outlet	3.9(b)
Gaucho Hotel	3.9(a)
Gaucho Retail	3.9(c)
Gaucho Retail Lease	3.9(c)
Indemnified Person	12.1(a)
Initiating Unitholder	10.3(a)
Involuntary Transfer	10.8(a)
Involuntary Transferee	10.8(a)
Manager	4.1(a)
Minimum Gain	9.3(b)(ii)
Minimum Gain Chargeback	9.3(b)(ii)
New Tax Guidance	13.2(c)
Open Date	3.3(f)
Original Agreement	Recitals
Outside Date	3.3(b)
Partnership Representative	7.7
Proceeding	12.1(a)
Qualified Income Offset	9.3(a)
Regulatory Provisions	9.4
Sale Request	10.4(a)
Schedule of Unitholders	3.1
Second Additional Gaucho Contribution	3.3(b)
Second Outside Date	3.3(b)
Shortfall Amount	3.3(g)
Tag-Along Notice	10.3(a)
Tag-Along Offerees	10.3(a)
Tag-Along Sale	10.3(a)
Third Additional Gaucho Contribution	3.3(b)
Third Outside Date	3.3(b)
Transferred Securities	10.8(a)
Units	3.4(a)

ARTICLE II
FORMATION; PURPOSE

Section 2.1 **Formation of Limited Liability Company.**

(a) The Company was organized under the laws of the State of Delaware by the filing of the Certificate of Formation for the Company (the "Certificate of Formation") pursuant to the Delaware Act on May 24, 2021. Subject to the Delaware Act, the Company's business shall be conducted under such name until such time as the Manager shall hereafter designate otherwise and file amendments to the Certificate of Formation in accordance with applicable law. The Original Agreement is hereby amended and restated in its entirety as of the date of this Agreement.

(b) This Agreement is subject to, and governed by, the Delaware Act and the Certificate of Formation. In the event of a direct conflict between the provisions of this Agreement and the mandatory provisions of the Delaware Act or the provisions of the Certificate of Formation, such provisions of the Delaware Act or the Certificate of Formation, as the case may be, will be controlling to the extent required thereby. To the extent any provision of this Agreement is prohibited or ineffective under the Delaware Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Delaware Act. In the event the Delaware Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid thereafter valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

Section 2.2 **Purpose; Subsidiaries.** The principal purpose of the Company is to (a) acquire, develop, lease, manage, operate, finance, refinance, dispose of, and otherwise deal with the Project, and, subject to the provisions of this Agreement, to engage in any related activities, and (b) to engage in other activities as the Unitholders may unanimously determine. The Company intends to own the Project through one or more Subsidiaries, and unless the context otherwise requires, (x) any action that the Company may take or obligation that the Company may incur pursuant to this Agreement may be taken or incurred by a Subsidiary, and (y) any restriction on the Company's actions shall apply equally to the Subsidiaries, subject in each case, to the Organizational Documents governing each Subsidiary. All management of Subsidiaries, and all actions taken or decisions made by any Subsidiary, shall be within the power and authority of the Manager, subject to the rights of Persons other than the Company as set forth in the Organizational Documents of the applicable Subsidiary.

Section 2.3 **Term.** The term of the Company commenced on the date of filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved in accordance with the provisions of this Agreement, subject to the requirements of the Delaware Act.

Section 2.4 **Registered Agent and Office.** The address of the Company's registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware. The name of the Company's registered agent at such address is Corporation Service Company. At any time, the Company may designate another registered agent and/or registered office.

Section 2.5 **Principal Place of Business.** The principal place of business of the Company shall be [redacted]. At any time, the Manager may change the location of the Company's principal place of business.

Section 2.6 **Fiscal Year.** The fiscal year of the Company (the "Fiscal Year") shall mean the taxable year of the Company for U.S. federal income tax purposes, and shall be the calendar year, unless another fiscal year is required by Code Section 706.

ARTICLE III
UNITHOLDERS; UNITS

Section 3.1 **Names, Addresses and Capital Contributions of Unitholders.** Concurrently with the execution and delivery of this Agreement, (i) the Gaucho Member shall make an initial Capital Contribution to the Company, in cash, in the amount of exactly One Million Dollars ($1,000,000.00) and (ii) the SLVH Member shall make an initial Capital Contribution to the Company, in cash, in the amount of exactly [redacted]. The names of each of the holders of Units, their respective Capital Contributions (expressed in U.S. dollars), if any, and the number of Units which they own are set forth on Schedule A hereto (the "Schedule of Unitholders"). The Company shall keep on record the mailing addresses of each of the holders of Units. The Schedule of Unitholders may be updated by Manager from time to time in accordance with Section 3.3 or Section 13.2(b).

Section 3.2 **Form of Contributions.** Capital Contributions shall be in such amounts and may be in cash or any type of property as may be agreed upon by the Manager. No Unitholder shall be required to make any Capital Contributions to the Company other than the Capital Contributions required to be made by such Unitholder under Section 3.1 and Section 3.3. All cash contributions shall be in immediately available United States federal funds.

Section 3.3 **Additional Contributions.**

(a) On or within ten (10) days after the Ground Lease Execution Date, the SLVH Member shall contribute the Ground Lease and the HMA LOI (to the extent the HMA LOI has been executed by such date) to the Company or its Subsidiary, by customary instruments of assignment and assumption. Upon such contribution, (i) the SLVH Member shall be credited with making a Capital Contribution of [redacted] (i.e. the Members agree that such contributed property has a Gross Asset Value equal to such amount), and (ii) the SLVH Member shall be issued [redacted] Additional Units, and the Schedule of Unitholders shall be updated by Manager accordingly.

(b) Additional Gaucho Contributions.

(i) On or before the date that is thirty (30) days after the date of this Agreement (the "First Outside Date"), the Gaucho Member shall make an additional Capital Contribution to the Company, in cash, in the amount of exactly Two Million Five Hundred Dollars ($2,500,000.00) (the "First Additional Gaucho Contribution"). If and only if the Gaucho Member timely makes the entire First Additional Gaucho Contribution,

then the Gaucho Member shall be issued 141.4 Additional Units, and the Schedule of Unitholders shall be updated by Manager accordingly.

(ii) Simultaneously with or after the additional Capital Contribution by the SLVH Member of the Ground Lease in accordance with Section 3.3(a), but in no event after the Second Outside Date (as defined below), the Gaucho Member shall make an additional Capital Contribution to the Company, in cash, in the amount of exactly Six Million Dollars ($6,000,000.00) (the "Second Additional Gaucho Contribution"). The "Second Outside Date" means the later of (x) the date that is seven (7) days after the additional Capital Contribution of the Ground Lease by the SLVH Member in accordance with Section 3.3(a), and (y) the earlier of (1) the effectiveness of a post-effective amendment to the Gaucho Member's registration statement on Form S-1 as filed with the Securities and Exchange Commission on May 18, 2021 or new Form S-1 to allow for additional shares of common stock to be registered for resale (if necessary), and (2) sixty (60) days after the date of this Agreement. If and only if the Gaucho Member timely makes the entire Second Additional Gaucho Contribution, then the Gaucho Member shall be issued 339.4 Additional Units, and the Schedule of Unitholders shall be updated by Manager accordingly.

(iii) On or before the Third Outside Date (as defined below), the Gaucho Member shall make an additional Capital Contribution to the Company, in cash, in the amount of exactly Five Million Five Hundred Thousand Dollars ($5,500,000.00) (the "Third Additional Gaucho Contribution"). The "Third Outside Date" means the date that is thirty (30) days after the Second Outside Date. If and only if the Gaucho Member timely makes the entire Third Additional Gaucho Contribution, then the Gaucho Member shall be issued 311.2 Additional Units, and the Schedule of Unitholders shall be updated by Manager accordingly.

(iv) On or before the Fourth Outside Date (as defined below), the Gaucho Member shall make an additional Capital Contribution to the Company, in cash, in the amount of exactly Ten Million Dollars ($10,000,000.00) (the "Fourth Additional Gaucho Contribution"). The "Fourth Outside Date" means the date that is ninety (90) days after the Third Outside Date. If and only if the Gaucho Member timely makes the entire Fourth Additional Gaucho Contribution, then the Gaucho Member shall be issued 565.7 Additional Units, and the Schedule of Unitholders shall be updated by Manager accordingly.

(v) On or before the Fifth Outside Date (as defined below), the Gaucho Member shall make an additional Capital Contribution to the Company, in cash, in the amount of exactly Ten Million Dollars ($10,000,000.00) (the "Fifth Additional Gaucho Contribution" and, together with the First Additional Gaucho Contribution, the Second Additional Gaucho Contribution, the Third Additional Gaucho Contribution and the Fourth Additional Gaucho Contribution, the "Additional Gaucho Contributions"). The "Fifth Outside Date" means the date that is ninety (90) days after the Fourth Outside Date. The term "Outside Date" means the First Outside Date, the Second Outside Date, the Third Outside Date, the Fourth Outside Date or the Fifth Outside Date, as applicable. If and only if the Gaucho Member timely makes the entire Fifth Additional Gaucho Contribution, then

the Gaucho Member shall be issued 565.7 Additional Units, and the Schedule of Unitholders shall be updated by Manager accordingly.

(vi) If and only if the Gaucho Member timely makes each of the Additional Gaucho Contributions in their entirety on or prior to the applicable Outside Date, then (x) the Gaucho Member shall have the additional rights set forth in Section 3.9, and (y) Section 3.3(e) and Section 3.8 shall apply as set forth therein. Notwithstanding anything to the contrary contained herein, if the Gaucho Member does not timely make any of the Additional Gaucho Contributions on or before the applicable Outside Date, Section 3.9, Section 3.3(e) and Section 3.8 shall be null and void for all purposes, and the Gaucho Member shall be a passive investor in the Company with no rights except as expressly required by applicable law.

(c) Sample Interim Pro Rata Percentages.

(i) The number of Units and the Pro Rata Percentage held by each Unitholder after the First Additional Gaucho Contribution in accordance with Section 3.3(b)(i), but before the additional Capital Contribution of the Ground Lease by the SLVH Member in accordance with Section 3.3(a) and before the Second Additional Gaucho Contribution and the subsequent Additional Gaucho Contributions, shall be as follows:

Unitholder	**Units**	**Pro Rata Percentage**
SLVH Member	[redacted]	[redacted]
Gaucho Member	198	[redacted]

(ii) The number of Units and the Pro Rata Percentage held by each Unitholder after the additional Capital Contribution of the Ground Lease by the SLVH Member in accordance with Section 3.3(a) and after the First Additional Gaucho Contribution in accordance with Section 3.3(b)(i), but before the Second Additional Gaucho Contribution and the subsequent Additional Gaucho Contributions, shall be as follows:

Unitholder	**Units**	**Pro Rata Percentage**
SLVH Member	[redacted]	[redacted]
Gaucho Member	198	[redacted]

(iii) The number of Units and the Pro Rata Percentage held by each Unitholder after the Second Additional Capital Contribution in accordance with Section 3.3(b)(ii), but before the Third Additional Gaucho Contribution and the subsequent Additional Gaucho Contributions, shall be as follows:

Unitholder	Units	Pro Rata Percentage
SLVH Member	[redacted]	[redacted]
Gaucho Member	537.4	[redacted]

(iv) The number of Units and the Pro Rata Percentage held by each Unitholder after the Third Additional Capital Contribution in accordance with Section 3.3(b)(iii), but before the Fourth Additional Gaucho Contribution and the subsequent Additional Gaucho Contributions, shall be as follows:

Unitholder	Units	Pro Rata Percentage
SLVH Member	[redacted]	[redacted]
Gaucho Member	848.6	[redacted]

(v) The number of Units and the Pro Rata Percentage held by each Unitholder after the Fourth Additional Capital Contribution in accordance with Section 3.3(b)(iv), but before the Fifth Additional Gaucho Contribution and the subsequent Additional Gaucho Contributions, shall be as follows:

Unitholder	Units	Pro Rata Percentage
SLVH Member	[redacted]	[redacted]
Gaucho Member	1,414.3	[redacted]

(d) If each of the Additional Gaucho Contributions is timely made in accordance with Section 3.3(b) on or prior to the applicable Outside Date, then the number of Units and the Pro Rata Percentage held by each Unitholder immediately after the Fifth Additional Gaucho Contribution shall be as follows:

Unitholder	Units	Pro Rata Percentage
SLVH Member	[redacted]	[redacted]
Gaucho Member	1,980	[redacted]

(e) Without limiting Section 3.3(f), if and only if the Gaucho Member timely makes each of the Additional Gaucho Contributions in accordance with Section 3.3(b) on or prior to the applicable Outside Date, then during the period commencing on the date such Additional Gaucho Contribution is made through and including the day prior to the Vertical Commencement Date, (i) if the Company requires additional funds for any reason as determined by the Manager

from time to time during such period, then without limiting the other rights of Manager contained herein, the Manager shall have the right to (A) require the SLVH Member to make an additional Capital Contribution to the Company, in cash, in the amount so required by the Company and/or (B) cause the Company to borrow such funds on such terms as the Manager determines, provided, however, that neither the SLVH Member nor any other Person shall be entitled to receive any Additional Units as a result of or in connection with any additional Capital Contribution made by the SLVH Member or loan pursuant to this Section 3.3(e)(i), and (ii) as antidilution protection for the Gaucho Member under this Section 3.3(e), the Company shall not (A) cause any Subsidiary to issue any equity interests to any Person other than the Company without the Gaucho Member's reasonable consent, and/or (B) issue Additional Units to any new or existing Unitholder in a manner that dilutes the ownership of Units by the Gaucho Member (i.e. if the total number of outstanding Units is increased during such period, the Gaucho Member shall receive additional Units so that its percentage of the total number of outstanding Units stays constant, without any obligation that the Gaucho Member make an additional Capital Contribution in exchange for such additional Units).

(f) After the earlier of (x) any Outside Date, if the Gaucho Member has not timely made the applicable Additional Gaucho Contribution that is due on or before such Outside Date in accordance with Section 3.3(b), or (y) the day prior to the Vertical Commencement Date, if the Gaucho Member has timely made each of the Additional Gaucho Contributions in accordance with Section 3.3(b) on or prior to the applicable Outside Date (such earlier date as applicable pursuant to clause (x) or clause (y), the "Open Date"), in order to obtain additional funds or for other business purposes, the Manager may authorize the Company or any of its Subsidiaries to do any of the following without the consent of any Unitholder: (i) borrow such funds on such terms as the Manager determines; (ii) in the case of the Company, accept additional Capital Contributions from new or existing Unitholders and issue Additional Units or any other equity interests in the Company in exchange therefor; (iii) in the case of any Subsidiary, accept additional capital contributions from new or existing members or other owners of such Subsidiary, or cause the Company or a Subsidiary to enter into a joint venture agreement with a third party capital source to provide equity capital or financing, in each case, on such terms as are determined by the Manager; or (iv) in the case of the Company, issue a Capital Call in accordance with Section 3.3(g). Any Person acquiring any Additional Units or any other equity interests in the Company (except for any acquisition thereof in an offering registered under the 1933 Act) shall, if such Person is at such time not party to this Agreement, on or before the issuance to it of such Additional Units or equity interests execute and deliver a Joinder Agreement to the Company and shall thereby become a party hereto.

(g) Except as set forth in Section 3.1 and Section 3.3(b) (with respect to the Gaucho Member) or in Section 3.1, Section 3.3(a) and Section 3.3(e) (with respect to the SLVH Member), the Unitholders shall have no obligation to make any additional Capital Contributions to the Company prior to the Open Date; provided, that after the Open Date, the Manager shall have the right, but not the obligation, to make a Capital Call if the Manager reasonably determines that the Company or a Subsidiary needs funds that are not available from revenues, reserves, financing proceeds or other capital sources of the Company or such Subsidiary, to pay obligations or expenses incurred by the Company or such Subsidiary. Any Capital Call shall specify the date on which such additional Capital Contributions are due (the "Due Date"), which shall be at least ten (10) days after the date of the Capital Call. In response to any Capital Call pursuant to this

Section 3.3(g), each Unitholder shall have the right, but not the obligation, to make an additional Capital Contribution to the Company (an "Additional Contribution"), in cash, in an amount equal to its Pro Rata Percentage of the total funds needed as specified in such Capital Call. If, by the applicable Due Date, a Unitholder makes an Additional Contribution in the amount provided to be made by it under this Section 3.3(g), but any of the other Unitholders fails to make the corresponding Additional Contribution that it has the right to make under this Section 3.3(g), then such failing Unitholder(s) shall not be considered in default or breach of this Agreement; but the Unitholder or Unitholders who do make their respective Additional Contribution (each, a "Contributing Unitholder") shall have such Additional Contributions recharacterized as loans to the Company (each, a "Capital Loan"); which Capital Loans shall bear interest at a rate of 15% per annum, compounded quarterly, and shall mature and become due and payable on the fifth anniversary thereof. The Manager shall promptly inform the Contributing Unitholders of the amount of Additional Contributions that was not made by the failing Unitholder(s) (collectively, the "Shortfall Amount"), and each Contributing Unitholder shall have the right, at its option, to also make an additional Capital Loan to the Company (on the same terms) in the total amount of the Shortfall Amount. If there are multiple Contributing Unitholders that wish to make Capital Loans in the Shortfall Amount, then such Contributing Unitholders shall make Capital Loans in the total amount of the Shortfall Amount, pro rata in accordance with their respective Pro Rata Percentages or as they otherwise may agree. All Capital Loans, together with interest thereon, shall be repaid in accordance with Section 8.1(a) prior to making any distributions pursuant to Section 8.1(b), in proportion to the aggregate amount of outstanding balances of, and accrued and unpaid interest on, such Capital Loans; it being agreed that amounts so paid shall be applied first to accrued and unpaid interest, and then to outstanding principal until such Capital Loans are paid in full. No Additional Units shall be issued to any Unitholder as a result of any Additional Contribution or Capital Loan made pursuant to this Section 3.3(g). This Section 3.3(g) provides the sole and exclusive remedies for a failure by any Unitholder to make an Additional Contribution.

Section 3.4 **Unitholder Loans.** Loans by any Unitholder to the Company, including, without limitation, Capital Loans, shall not be considered additional contributions to the capital of the Company.

Section 3.5 **Units.**

(a) Subject to the terms of this Agreement, the Company is authorized to issue equity interests in the Company designated as "Units," which shall constitute limited liability company interests under the Delaware Act and shall include initially a single class of Units, each with the rights, powers and duties and other terms set forth in this Agreement. All Units issued in accordance with the requirements of this Agreement shall be duly authorized and validly issued Units of the Company upon the recording of such issuance in the books and records of the Company. The holders of Units shall be entitled to vote their Units on any matter brought before the Unitholders for a vote at the rate of one vote for each Unit held by such Unitholder.

(b) Additional Units may be issued to any Person making a Capital Contribution, subject to the terms of this Agreement (including Section 3.3(e)). The holder of any Units issued after the date hereof pursuant to this Agreement shall be admitted as a member of the

Company upon its execution of a counterpart signature page to this Agreement or a Joinder Agreement, as appropriate.

Section 3.6 **Certificates for Units**. The Manager shall have the discretion to require that Units be certificated. Subject to Section 13.9, the Manager shall determine the exact contents of a certificate. As of the date of this Agreement, Units are not certificated.

Section 3.7 **Capital Contributions; Withdrawal.**

(a) The Capital Contribution, if any, of each holder of Units shall be as set forth on the Schedule of Unitholders maintained by Manager. No interest shall be paid on any Capital Contribution.

(b) No Unitholder shall have the right to withdraw the Unitholder's Capital Contribution or to demand and receive property of the Company or any distribution in return for the Unitholder's Capital Contribution, except as may be specifically provided in this Agreement or required by law (excluding any law which grants such a right in the absence of a negating provision in this Agreement). No Unitholder shall receive out of the Company property any part of the Unitholder's Capital Contribution until all liabilities of the Company (including Capital Loans), except liabilities to Unitholders on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them, unless the return of the Capital Contribution may be rightfully demanded as provided in this Agreement or the Delaware Act.

Section 3.8 **Partition.** Each Unitholder waives any and all rights that it may have to maintain an action for partition of the Company's property.

Section 3.9 **Special Rights of Gaucho Member.** This Section 3.9 shall apply if and only if the Gaucho Member makes each of the Additional Gaucho Contributions in their entirety in accordance with Section 3.3(b) on or prior to the applicable Outside Date and the Project is constructed under the Company or a Subsidiary's control. From and after the Fifth Outside Date (and so long as the Gaucho Member timely makes all of the Additional Gaucho Contributions in accordance with Section 3.3(b) on or prior to the applicable Outside Date):

(a) The Company will include within the Project a boutique hotel with 30 to 50 keys using the Gaucho Mark (the "Gaucho Hotel"). The Gaucho Hotel shall be owned by the Company or a Subsidiary, and operated by the Company and/or a third party hotel operator engaged by the Company or its Subsidiary, which may be Manager or its Affiliate. All costs of building and operating the Gaucho Hotel will be Project costs paid by the Company or a Subsidiary, and all revenue of the Gaucho Hotel shall be the property of the Company or a Subsidiary. The Gaucho Member or its Affiliate shall receive a licensing fee from the Company or the applicable Subsidiary equal to one percent (1%) of Gaucho Hotel revenues.

(b) The Company will include within the Project a food and beverage outlet using the Gaucho Mark (the "Gaucho F&B Outlet"). The Gaucho F&B Outlet shall be owned by the Company or its Subsidiary, and operated by the Company, its Subsidiary and/or a third party hotel operator engaged by the Company, which may be Manager or its Affiliate. All costs of building and operating the Gaucho F&B Outlet will be Project costs paid by the Company or its

Subsidiary, and all revenue of the Gaucho F&B Outlet shall be the property of the Company or its Subsidiary. The Gaucho Member or its Affiliate shall receive a licensing fee from the Company or its Subsidiary equal to one percent (1%) of Gaucho F&B Outlet revenues.

(c) The Company will include within the Project a retail space for Argentine wine, leather goods and other Gaucho Mark products of up to 2,000 square feet to be leased (the "Gaucho Retail Lease") from the Company or its Subsidiary to the Gaucho Member or its Affiliate (the "Gaucho Retail"). The terms of the Gaucho Retail Lease, including rent, term, tenant improvement allowances shall be consistent with market terms being paid by third party retail tenants within the Project.

(d) Any use of the Gaucho Mark shall be subject to approval of the Gaucho Member, not to be unreasonably withheld, delayed or conditioned.

(e) The Company will cause the Project to feature the Gaucho Mark family of wines in areas throughout the Project to be determined by Hotel Manager and Manager.

(f) During the period beginning on the Vertical Commencement Date and ending on the tenth (10th) anniversary of the Project Opening Date, the Gaucho Member shall not, and shall cause each of its Affiliates not to, own, operate, manage, lease or enter into a license with, or enter into any similar arrangement allowing the use of the Gaucho Mark with, any restaurant, bar, hotel, retail store or similar establishment that is located in Clark County, Nevada, other than the Gaucho Amenities.

(g) Any press releases generated by the Company with respect to the initial development of the Project will refer to the Gaucho Member as a partner and equity owner in the Project.

Section 3.10 **Limitation on Liability; Activities.** No Unitholder shall be liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law or as specifically provided otherwise herein. No Unitholder shall be required (or permitted except as set forth in this Agreement) to loan any funds to the Company.

Section 3.11 **Capital Accounts.**

(a) The Company shall maintain for each Unitholder a separate Capital Account in accordance with the rules of Treasury Regulations Section 1.704-1(b). Such Capital Account shall be increased by (i) such Unitholder's cash contributions, (ii) the initial Gross Asset Value of property contributed by such Unitholder (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to Code Section 752), (iii) all items of income and gain (including income and gain exempt from tax) allocated to such Unitholder pursuant to this Agreement, (iv) all items of income and gain required to be taken into account by such Unitholder under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) on account of any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b), and (v) the amount of any liabilities of the Company that are assumed by such Unitholder, other than liabilities described in Section 3.11(a)(B), and decreased by (A) the amount

of cash distributed to such Unitholder, (B) the Gross Asset Value of all actual and deemed distributions of property made to such Unitholder pursuant to this Agreement (net of liabilities secured by such distributed property that the Unitholder is considered to assume or take subject to under Code Section 752), (C) all items of deduction and loss allocated to such Unitholder pursuant to this Agreement, (D) all items of deduction and loss required to be taken into account by such Unitholder under Treasury Regulations Section 1.704-1(b)(2)(iv)(m) on account of any adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b), and (E) the amount of any liabilities of such Unitholder that are assumed by the Company, other than liabilities described in Section 3.11(a)(ii).

(b) In the event any Unitholder Transfers any Unit in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Unit. In the event that any Unitholder Transfers any Unit back to the Company, then the excess, if any, of (i) the Capital Account of the transferor that relates to the Transferred Unit over (ii) the amount paid by the Company for the Transferred interest, shall be allocated to the remaining Unitholders in accordance with Section 9.1.

(c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulations and any amendment or successor provision thereto. The initial Capital Account balances of the Unitholders as of the date hereof are set forth on the Schedule of Unitholders on Schedule A hereto.

ARTICLE IV
MANAGEMENT AND CONTROL OF BUSINESS

Section 4.1 **Management by Manager.**

(a) Except as provided in Section 4.1(c), the full and entire management of the business and affairs of the Company shall be vested in a single manager which shall have and may exercise all of the powers that may be exercised or performed by the Company (the "Manager"). Except as provided in Section 4.1(c), Section 7.7(a) or where the approval of the Unitholders is expressly required by this Agreement or by non-waivable provisions of the Delaware Act, the Manager shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters, and to perform any and all other acts or activities customary or incident to the management of the Company's business.

(b) Without limiting the generality of Section 4.1(a), the Manager shall have full and unilateral power and authority to authorize the Company and its officers:

(i) to acquire property from any Person; the fact that a Unitholder is directly or indirectly affiliated or connected with any such Person shall not prohibit the Company from dealing with that Person;

(ii) if and to the extent that the Manager reasonably determines it is necessary or prudent, to borrow money (including mortgage and mezzanine debt, preferred equity or other financing structures) for the Company from such sources selected by Manager and on such arm's length terms as the Manager deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iii) to guarantee the payment and performance of all indebtedness and other obligations related to the Company's Subsidiaries, on such terms as the Manager deems appropriate, and in connection therewith, to hypothecate, encumber and grant security interests in and liens on the assets of the Company, and pledge its membership interests in any Subsidiary (including all rights, title and interest represented thereby), to secure such guarantee;

(iv) to purchase liability and other insurance to protect the Company's property and business;

(v) to hold and own any real and/or personal properties in the name of the Company;

(vi) to sell, lease or otherwise dispose of any of the assets of the Company for such consideration as the Manager may determine;

(vii) to invest any of the Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

(viii) to execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company;

(ix) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company, and to define their duties and authority, which may include authority granted to the Unitholders under the Delaware Act, and to compensate them from the Company funds;

(x) to retain and compensate employees, contractors and agents generally, and to define their duties and authority, which may include authority granted to the Unitholders under the Delaware Act;

(xi) to negotiate, enter into, amend, modify, replace or terminate any and all agreements on behalf of the Company, with any other Person for any purpose, including without limitation any ground lease, hotel or other management agreement, casino related agreement (including management agreements), food and beverage agreements, franchise agreement, loan document, development agreement, construction or design agreement,

condominium agreement, purchase agreement, lease, sublease, Organizational Document of any Subsidiary, easement, declaration, covenant, restriction, owner's association agreement, zoning agreement, leasing, brokerage, sales or marketing agreements, parking or valet agreement, purchase and sale agreements, or other agreement, in each case, entered into by the Company, with respect to the construction, design, operation, maintenance, leasing, management or ownership of the Project or otherwise, including, in each case, any amendment, modification or supplement thereof;

(xii) to give any notice, grant any waiver, consent or approval, exercise any right to purchase or sell ownership interests or other assets, make any election or take any other action, under or in connection with any agreement described in the foregoing clause (xi);

(xiii) to approve, amend, modify or otherwise change any plans and specifications, schematic design documents, design development documents or construction documents for the Project or any portion thereof; to determine or change the program for the Project, including the number and location of hotel rooms, location, design, scope and function of amenity spaces, including the Gaucho Amenities, if applicable, subject to Section 3.9;

(xiv) to make tax and accounting elections and tax, regulatory and other filings, or rendering periodic reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

(xv) subject to Section 7.7(a), to settle, defend, prosecute, or otherwise take any actions on behalf of the Company with respect to any lawsuit or other legal action;

(xvi) to sell or issue any additional ownership or membership interests in the Company, to admit a new or additional Unitholder to the Company, or to make a private offering for the sale of equity interests or securities issued by the Company;

(xvii) to form any Subsidiary and to do and perform any acts, and make any decisions, on behalf of any Subsidiary, including without limitation all of the acts and decisions set forth in this Section 4.1(b), mutatis mutandis, subject in each case to the Organizational Documents of such Subsidiary; and

(xviii) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

(c) Limitation on Manager's Power. Notwithstanding anything else contained herein, the Manager and the Company shall not do the following without notifying the Unitholders at least seven (7) days in advance, providing the Unitholders with documentation to review during such notification period and obtaining approval of the Manager and Unitholders holding at least two-thirds of the outstanding Units:

(i) Approve a plan of merger or consolidation of the Company with or into one or more persons; or

(ii) To dissolve the Company pursuant to Section 11.1(a)(ii) prior to a sale or other disposition of all or substantially all of the assets of the Company. For the avoidance of doubt, the approval of Unitholders holding at least two-thirds of the outstanding Units is required for the dissolution of the Company and not for the sale or other disposition of the Company's assets.

(d) No Unitholder, by reason of such Unitholder's status as such, shall have any authority to act for or bind the Company but shall have only the right to vote on or approve the actions herein specified to be voted on or approved by such Unitholder.

(e) The Manager shall manage the Company's business in accordance with this Agreement, using the usual and customary standard of care, skill, and diligence employed by managers of limited liability companies with comparable real estate investments in accordance with the exercise of sound business practices. The Manager shall devote such time to the Company as shall be necessary in its reasonable discretion to conduct the Company's business and to carry out its duties and responsibilities under this Agreement for the furtherance of the Company's business.

Section 4.2 **Selection and Replacement of Manager.**

(a) The initial Manager shall be SLVH LLC, a Delaware limited liability company. The initial Manager shall not be replaced or removed on or prior to the date that is ten (10) days after the Ground Lease Execution Date.

(b) A Manager shall serve as the sole manager of the Company until such Manager resigns or is removed in accordance with this Section 4.2(b). After the date that is ten (10) days after the Ground Lease Execution Date, Unitholders of two-thirds of outstanding Units may remove or replace the Manager or name a successor Manager or one or more additional Managers at any time or from time to time. The Manager need not be a Unitholder.

Section 4.3 **Guaranties.** No Unitholder, Manager, SLVH Principal, nor any of their respective Affiliates, shall have any obligation to execute or deliver any guaranty or indemnity for the benefit of the Company or its Subsidiaries, whether in connection with the Ground Lease, any debt or other financing obtained from time to time by the Company or its Subsidiaries or otherwise.

Section 4.4 **Certain Fees.** The Company shall pay to the SLVH Member a predevelopment fee to the SLVH Member as follows: (i) on or promptly after the date of this Agreement, [redacted] and (ii) from and after the date of this Agreement through the Vertical Commencement Date, [redacted] per month, payable on the first (1st) business day of each month, with the first payment becoming due on the date hereof. The Gaucho Member shall receive from the Company, from and after the date of this Agreement, through the Vertical Commencement Date, [redacted] payable on the first (1st) business day of each month, with the first payment becoming due on the date hereof; provided that such payments to the Gaucho Member shall terminate if the Gaucho Member fails to make any Additional Gaucho Contribution timely in accordance with Section 3.3(b) on or prior to the applicable Outside Date. The Company shall not enter into any contract, agreement or arrangement with the Manager or its Affiliate except (i)

as expressly set forth in this Agreement, (ii) on arm's-length terms or (iii) as otherwise approved by disinterested Unitholders holding a majority of the Units of all disinterested Unitholders.

Section 4.5 **Reimbursement**. The Manager and its managers, members, officers and agents shall be reimbursed for all reasonable expenses incurred in connection with Company business, including travel and related expenses in connection with the performance of the Manager's duties. The Company shall pay, or reimburse the Unitholders for, all due diligence costs related to the Project, and the legal and accounting fees incurred in the negotiation and documentation of this Agreement, the Ground Lease, the Hotel Management and License Agreement, the Organizational Documents of the Company and the SLVH Member, and all other contracts, agreements or other documents related to the Project.

Section 4.6 **Fiduciary Duties.** This Agreement is not intended to, and does not, create or impose any fiduciary duty on the Manager, the Unitholders or the managers, members, officers and agents of any of them. Furthermore, each of the Unitholders and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law as binding on the Manager, the Unitholders or the managers, members, officers and agents of any of them, and in doing so, acknowledges and agrees that the duties and obligation of the Manager to the Unitholders and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Unitholders to replace such other duties and liabilities of the Manager.

Section 4.7 **Predevelopment Budget and Business Plan**. The initial Predevelopment Budget and Business Plan is attached to this Agreement as Schedule B. The Predevelopment Budget and Business Plan is a forecast and may be modified or amended from time to time as determined by the Manager. Nothing in this Agreement shall be deemed to be a representation as to whether the forecasts in the Pre-Development Budget and Business Plan will be actually realized or achieved, as actual results may differ from such forecasts.

Section 4.8 **Other Business Ventures**. Any Unitholder, Manager, Affiliate of a Unitholder or Manager, and any officer, director, employee, shareholder, member or other person holding a direct or indirect legal or beneficial interest in any entity which is a Unitholder or Affiliate of a Unitholder, may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, whether or not such other enterprises shall be in competition with or operating the same or similar businesses as the Company. Nothing contained in this Agreement shall be deemed to (i) confer upon a Unitholder (or any of its Affiliates) any right or entitlement to participate in any proposed investment (other than the investment in the Project on the terms set forth in this Agreement) of any other Unitholder (or any of its Affiliates) or (ii) create any obligation, promise or commitment on behalf of a Unitholder (or any of its Affiliates) to view, inspect, evaluate or participate in any proposed asset or investment (other than the investment in the Project on the terms set forth in this Agreement).

ARTICLE V
RIGHTS OF UNITHOLDERS

Section 5.1 **Role of the Unitholders and Limitations on Authority**. The Unitholders have only those rights and powers as are granted to the Unitholders hereunder and as the Manager may from time to time delegate in writing to any of the Unitholders, and all of those rights and powers are subject to the restrictions set forth in this Article V. Except as expressly provided in this Agreement or in a written delegation of authority signed by the Manager, the Unitholders may not (and have no right, power or authority to) bind or take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company.

Section 5.2 **Place and Time of Meetings.** Meetings of the Unitholders may be called by the Manager from time to time. Meetings of the Unitholders may be held in or outside the State of Delaware at the place and time specified by the Manager. The Manager may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication, subject to such guidelines and procedures as the Manager may adopt. Subject to such guidelines and procedures adopted by the Manager, the Unitholders not physically present at a meeting of Unitholders may, by means of remote communication, (a) participate in such meeting of Unitholders and (b) be deemed present in person and vote at such meeting of Unitholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at such meeting by means of remote communications is a Unitholder, (ii) the Company shall implement reasonable measures to provide such Unitholders a reasonable opportunity to participate in such meeting and to vote on matters submitted to the Unitholders, including an opportunity to read or hear the proceedings of such meeting substantially concurrently with such proceedings, and (iii) if any Unitholder or proxyholder votes or takes other action at such meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

Section 5.3 **Notice of Meetings; Waiver of Notice.** Written notice of each meeting of the Unitholders shall be given to each Unitholder entitled to vote at the meeting by mailing it to such Unitholder no less than five (5) days before the meeting, or by delivering it by hand or by sending an e-mail, facsimile or other electronic transmission to such Unitholder no less than twenty-four (24) hours before the meeting, except that (a) it shall not be necessary to give notice to any Unitholder who submits a signed waiver of notice before or after the meeting, or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened, and (b) no notice of an adjourned meeting need be given, except when required under this Agreement. Each notice of a meeting shall state the time and place, if any, of the meeting, the means of remote communication, if any, by which Unitholders may be deemed to be present in person and vote at such meeting, and shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when mailed to a Unitholder at such Unitholder's address on the Company's records. The attendance of any Unitholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by such Unitholder.

Section 5.4 **Quorum.** At any meeting of Unitholders, the presence in person or by proxy of the holders of a majority of Units entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum, a majority in voting interest of those present or, if no Unitholders are present, any Officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place, if any, thereof, and the means of remote communications, if any, by which Unitholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty (30) days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 5.3.

Section 5.5 **Voting; Proxies.** Company action to be taken by Unitholder vote, shall be authorized by a majority of the votes cast at a meeting of Unitholders, except as otherwise provided by law or by Section 5.6 hereof. Voting need not be by ballot unless so determined by the Manager. If authorized by the Manager, the requirement for a written ballot may be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Unitholder or proxyholder. Each Unitholder entitled to vote at any meeting of Unitholders or to express consent to or dissent from action in writing without a meeting may authorize another Person to act for such Unitholder by proxy subject to Sections 10.4 and 10.6. Every proxy must be signed by the Unitholder or its attorney-in-fact. No proxy shall be valid after three (3) years from its date unless it provides otherwise. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted under the Delaware Act, at all times on or prior to the date that is ten (10) days after the Ground Lease Execution Date, the Manager and not the Unitholders shall have the sole right to make all decisions and take all actions on behalf of the Company.

Section 5.6 **Action by Consent Without a Meeting.** Any action required or permitted to be taken at any meeting of Unitholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing (or by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by such Unitholders), setting forth the action so taken, shall be delivered by the holders of outstanding Units having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voting.

ARTICLE VI
OFFICERS

Section 6.1 **Officers.** The Manager may appoint officers of the Company, each of whom shall hold office for such period and have such powers and duties as the Manager determines. Any two or more offices may be held by the same Person. Any officer of the Company may resign at any time by delivering his or her resignation in writing or other electronic transmission to the Company, to take effect at the time specified in the resignation; the acceptance

of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer may be removed by the Manager either with or without cause at any time.

ARTICLE VII
ACCOUNTING AND RECORDS

Section 7.1 **Records and Accounting.** The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with the accounting methods elected to be followed by the Manager on behalf of the Company for U.S. federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business.

Section 7.2 **Access to Accounting Records.** All books and records of the Company shall be maintained at any office of the Company or at the Company's principal place of business and each Unitholder and the Unitholder's duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

Section 7.3 **Tax Returns.** The Manager shall cause all required tax returns for the Company to be prepared at the Company's expense by the Company's accountants and shall cause such tax returns to be timely filed with the appropriate authorities. The Company shall deliver to each Unitholder as soon as reasonably practicable after the end of each Fiscal Year all information necessary due to the Unitholder's investment in the Company for the preparation of such Unitholder's U.S. federal, state and local income tax returns. Each of the Unitholders shall, in its respective U.S. federal, state and local income tax returns and other statements filed with the U.S. Internal Revenue Service or other taxing authority, report taxable income in accordance with the provisions of this Agreement and the tax positions determined by the Manager on behalf of the Company.

Section 7.4 **Accounting and Tax Decisions.** All decisions as to accounting and tax matters shall be made by the Manager, except as otherwise expressly provided in this Agreement.

Section 7.5 **Treatment as Partnership.** The Unitholders intend that the Company is to be treated as a partnership for U.S. federal income tax purposes at all times, and neither the Company, the Manager nor any Unitholder shall make any election or take any action contrary to such intent.

Section 7.6 **Section 754 Election.** In connection with any assignment or Transfer of a Unit described in Code Sections 734(b) and 743(b) which is permitted by the terms of this Agreement, the Manager may in its reasonable discretion cause the Company, at the written request of the transferor, the transferee or the successor to such Unit, on behalf of the Company and at the time and in the manner provided in Treasury Regulations Section 1.754-1(b) (or any like statute or regulation then in effect) to make an election to adjust the basis of the Company's property in the manner provided in Code Section 755 provided such adjustment increases the basis of the Company's property.

Section 7.7 **Partnership Representative**.

(a) The Manager shall designate an eligible Person to act as the partnership representative ("Partnership Representative") within the meaning set forth in Code Section 6223, and under any analogous provision of state or local tax law. The Partnership Representative, in its sole discretion, shall determine whether to make on behalf of the Company any and all elections, and shall have the right to take any and all actions that are available to be made or taken by the Partnership Representative or the Company, in each case, under Subchapter C of Chapter 63 of the Code and any analogous provision of U.S. state or local law, subject to any limitations on such authority as are determined by the Manager. Each Unitholder hereby consents to the designation of the Partnership Representative in accordance with this Section 7.7(a) and shall cooperate with the Partnership Representative and take such actions to the extent reasonably requested by the Partnership Representative in connection with any such elections made by, and related actions of, the Partnership Representative, including filing amended U.S. federal income tax returns and paying any tax due in accordance with Code Section 6225(c)(2) and any analogous U.S. state or local law.

(b) To the extent any income tax underpayments, interest and/or penalties are assessed and collected at the Company level pursuant to Code Sections 6221 and 6225 or any analogous provisions of U.S. state or local law, and to the extent such amounts are determined to be material in the discretion of the Manager, the economic burden of such amounts shall be apportioned by the Manager amongst the Unitholders and former Unitholders (to the extent they were Unitholders during any portion of the reviewed year (as defined in Code Section 6225(d)(1) or any analogous provisions of U.S. state or local law)), including by treating the amount apportioned to a Unitholder as a deemed distribution to such Unitholder for all purposes, or by requiring a Unitholder to indemnify the Company for the amount apportioned to such Unitholder. To the extent that a portion of the amounts assessed and collected pursuant to Code Sections 6221 and 6225 or any analogous provisions of U.S. state or local law relates to a former Unitholder, the Manager may require such former Unitholder to indemnify the Company for such former Unitholder's allocable portion of such tax liabilities. Each Unitholder acknowledges that, notwithstanding the transfer, redemption or termination of all or any portion of its interest in the Company, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company's Fiscal Years (or portions thereof) prior to such transfer, redemption or termination.

(c) The Partnership Representative shall be entitled to be reimbursed by the Company for all out-of-pocket costs and expenses incurred by it as a result of acting as the Partnership Representative in connection with any proceeding and to be indemnified by the Company (solely out of Company assets) with respect to any action brought against it as a result of acting as the Partnership Representative in connection with the resolution or settlement of any proceeding.

(d) The obligations of each Unitholder or former Unitholder under this Section 7.7 shall survive the transfer, redemption or termination by such Unitholder of an interest in the Company, as well as the termination, dissolution, liquidation and winding up of the Company.

Section 7.8 **Other Records.** The Company shall maintain records at the principal office of the Company or such other place as the Manager may determine which shall include the following:

(a) a current list of the full name and last known business, residence or mailing address of each Unitholder;

(b) a copy of the Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; and

(c) copies of the Company's U.S. federal, state and local income tax returns and reports, if any, for the four most recent years.

ARTICLE VIII
DISTRIBUTIONS

Section 8.1 **Distributions.** Distributions in respect of a Unit in the Company shall be made only to the Unitholders who, according to the books and records of the Company, are the holders of record of the Units in respect of which such Distributions are made on the actual date of distribution. Neither the Company nor the Manager shall incur any liability for making Distributions in accordance with this Section 8.1. Subject to the requirements of the Delaware Act and Section 8.2, Distributions shall be made to the Unitholders at such times and in such amounts as determined by the Manager. All Distributions shall be paid or distributed to the holders as follows:

(a) First, to pay all unpaid interest on, and repay all principal of, Capital Loans, in the order of priority set forth in Section 3.3(g); and

(b) Thereafter, to make distributions to the holders of Units in proportion to their respective Pro Rata Percentages.

Section 8.2 **Limitation of Distributions.** Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Unitholder on account of its interest in the Company if such distribution would violate the Delaware Act or any other applicable law.

ARTICLE IX
TAXATION PROVISIONS

Section 9.1 **Allocation of Net Profits and Net Losses of the Company.**

(a) All Net Profits and Net Losses shall be allocated among the Unitholders so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Adjusted Capital Accounts as of the end of each Fiscal Year.

(b) If, upon the liquidation of the Company, notwithstanding any other provision of this Agreement, the balance of any Unitholder's Capital Account differs from the balance of its Target Capital Account, then the Unitholder with an excess or deficit balance, as the

case may be, shall be specially allocated items of income, gain, loss or deduction, for such Fiscal Year, equal to the difference between its Capital Account and its Target Capital Account.

Section 9.2 **Residual Allocations**. Except as otherwise provided in this Agreement, all items of income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Unitholders in the same proportions as they share Net Profits or Net Losses, as the case may be, for the Fiscal Year. Upon any change in the relative Units of the Unitholders, whether by reason of the admission or withdrawal of a Unitholder, the Transfer by any Unitholder of all or any part of its Unit, or otherwise, the Unitholders' shares of all items shall be determined by reference to any method acceptable under the Treasury Regulations under Code Section 706, as determined by the Manager.

Section 9.3 **Special Allocations**.

(a) No Unitholder shall be allocated any item of loss or deduction to the extent said allocation will cause or increase any deficit in said Unitholder's Adjusted Capital Account. If any Unitholder with a deficit in its Adjusted Capital Account unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), then items of income and gain shall be specifically allocated to such Unitholder in an amount and manner sufficient to eliminate the deficit in said Unitholder's Adjusted Capital Account created by such adjustment, allocation or distribution as quickly as possible. The Unitholders intend that the provisions set forth in this clause will constitute a "Qualified Income Offset" as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(*d*).

(b) The following provisions shall be applicable beginning in the first Fiscal Year in which the Company has "nonrecourse deductions" as defined in Treasury Regulations Section 1.704-2(b)(1):

(i) All nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) shall be charged to the Unitholders holding issued and outstanding Units, *pro rata* based upon their ownership thereof.

(ii) If in any Fiscal Year of the Company there is a net decrease in Minimum Gain, then each Unitholder with a share of Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(g)(1)) as of the beginning of such year shall be allocated items of income and gain for such year (and, if necessary, for succeeding years), equal to that Unitholder's share of the net decrease in Minimum Gain (determined in accordance with Treasury Regulations Section 1.704-2(g)(2)). In allocating the income and gain pursuant to the previous sentence, gains recognized from the disposition of assets subject to "nonrecourse liabilities" (as defined for this purpose in Treasury Regulations Section 1.704-2(b)(3)) of the Company shall be allocated first to the extent of the decrease in Minimum Gain attributable to the disposition of said asset. Thereafter, any income and gain to be allocated shall consist of a *pro rata* amount of other income and gain for that year. The Unitholders intend that this clause (ii) will constitute a "Minimum Gain Chargeback" as set forth in Treasury Regulations Section 1.704-2(f). For purposes of this Section 9.3(b)(ii), "Minimum Gain" means the total gain which the Company would realize if it sold, in a taxable disposition, each of its assets that were

subject to "nonrecourse liabilities" (as defined for this purpose in Treasury Regulations Section 1.704-2(b)(3)) in full satisfaction of the liabilities. In computing such gain, only the portion of the assets' tax bases allocated to nonrecourse liabilities of the Company shall be taken into account.

(iii) If any Unitholder bears the "economic risk of loss" (within the meaning of Treasury Regulations Section 1.752-2) with respect to any nonrecourse loan of the Company, then (A) the losses, deductions or Code Section 705(a)(2)(B) expenditures that are attributable to such nonrecourse loan for any Fiscal Year or other period shall be allocated to the Unitholders who bear the burden of such economic risk of loss in accordance with Treasury Regulations Section 1.704-2(i), and (B) if in any Fiscal Year there is a net decrease in Unitholder Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)) attributable to such nonrecourse loan, each Unitholder with a share of Unitholder Nonrecourse Debt Minimum Gain (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to such nonrecourse loan (as determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years), equal to that Unitholder's share of the net decrease in the Unitholder Nonrecourse Debt Minimum Gain (as determined in accordance with Treasury Regulations Section 1.704-2(i)(4)).

Section 9.4 **Regulatory Provisions.** The provisions of Section 9.3 (collectively, the "Regulatory Provisions") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Unitholders that, to the extent possible, all allocations pursuant to the Regulatory Provisions shall be offset either with other allocations pursuant to the Regulatory Provisions or, if necessary, with curative allocations of other items of income, gain, loss or deduction pursuant to this Section 9.4. Therefore, notwithstanding any other provision of this Agreement, other than the Regulatory Provisions, allocations pursuant to the Regulatory Provisions shall be taken into account in allocating other items of income, gain, expense or loss among the Unitholders so that, to the extent possible, the net amount of such allocations of other items and the allocations pursuant to the Regulatory Provisions to each Unitholder are equal to the net amount that would have been allocated to such Unitholder if the Regulatory Provisions were not part of this Agreement. In applying this Section 9.4, there shall be taken into account (a) future allocations under Section 9.3(b)(ii) that, although not yet made, are likely to offset other allocations previously made under Section 9.3(b)(i), and (b) future allocations under Section 9.3(b)(iii)(B) that, although not yet made, are likely to offset other allocations previously made under Section 9.3(b)(iii)(A).

Section 9.5 **Section 704(c) Allocation.** Any item of income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Unitholder to the capital of the Company and which is required or permitted to be allocated to such Unitholder for U.S. federal income tax purposes under Code Section 704(c) so as to take into account the variation between the tax basis of such property and its Gross Asset Value at the time of its contribution shall be allocated to such Unitholder solely for U.S. federal and applicable state and local income tax purposes in the manner so required or permitted, as determined by the Manager.

If, under Treasury Regulations Section 1.704-1(b)(2)(iv)(f), property of the Company that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a Gross Asset Value that differs from the adjusted tax basis of such property, then Depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Unitholders in a manner that takes account of the variation between the adjusted tax basis of such property and its Gross Asset Value in the same manner as variations between the adjusted tax basis and Gross Asset Value of property contributed to the Company are taken into account (as provided in the preceding paragraph) in determining the Unitholders' shares of tax items under Code Section 704(c).

Any election of Code Section 704(c) allocation method shall be made by the Manager. Allocations pursuant to this Section 9.5 are solely for purposes of U.S. federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Unitholder's Capital Account or share of profits, losses or other items of distributions pursuant to any provision of this Agreement.

Section 9.6 **Withholding.** If the Manager determines that the Code requires the Company to pay or withhold any tax with respect to a Unitholder's distributive share of income, gain, loss, deduction or credit or any distributions, the Manager shall cause the Company to pay or withhold and pay such tax as required by applicable law. If at any time the amount required to be paid or withheld exceeds the amount that would otherwise be distributed to the Unitholder to whom the withholding requirement applies, any such excess shall be deemed to be an interest free advance to the Unitholders receiving such excess distributions, payable to the Company from subsequent Distributions as made. Any amount paid or withheld with respect to a Unitholder shall be treated as though it had been distributed to that Unitholder under Article VIII for all purposes of this Agreement. Each Unitholder shall indemnify, defend, hold harmless and reimburse the Company for any failure or alleged failure on the part of the Company to withhold and/or pay any tax with respect to the distributive share of Company income, gain, loss, deduction or credit, or distributions, of such Unitholder (or its assignees).

Section 9.7 **Distributions in Kind.** If assets of the Company are distributed in kind, Net Profits and Net Losses shall be allocated as if such assets had been sold for their fair market value on the date of distribution. For purposes of this allocation, the Manager shall determine the fair market value of any such assets.

ARTICLE X
RIGHTS WITH RESPECT TO THE SUBJECT SECURITIES

Section 10.1 **Restrictions on Transfer.**

(a) No Unitholder shall Transfer all or any part of the Subject Securities at the time held by such Unitholder except as permitted under this Article X. Any direct or indirect Transfer of ownership interest in a Unitholder or in any Person that directly or indirectly owns an interest in a Unitholder shall be considered to be a "Transfer" that is subject to the restrictions of this Article X and the other provisions of this Agreement. To the fullest extent permitted by law, no Transfer of or attempt to Transfer any Subject Securities in violation of the preceding sentences shall be effective or valid for any purpose. Notwithstanding any other provision of this Agreement,

(i) no Transfer of any Subject Securities shall be effective or valid hereunder if such Transfer constitutes a Prohibited Transfer and (ii) no direct Transfer of any Subject Securities, including pursuant to Section 10.1(b), shall be effective or valid hereunder unless the transferee is at such time a party to this Agreement or has executed and delivered to the Company a Joinder Agreement in accordance with Section 10.7.

(b) Notwithstanding Section 10.1(a), a Transfer may be effectively and validly made by a Unitholder hereunder if such Transfer is not a Prohibited Transfer and is (i) a Permitted Transfer, (ii) effected through Sections 10.3 or 10.4 or (iii) made with the prior written consent of the Manager and Unitholders holding a majority of issued and outstanding Units.

Section 10.2 **Intentionally Omitted.**

Section 10.3 **Tag-Along.**

(a) Without limiting Section 10.1, in the event that any Unitholder or coordinated group of Unitholders (as applicable, the "Initiating Unitholder") intends to make a direct Transfer of Units (a "Tag-Along Sale") to any Person, in one or a series of related transactions, Subject Securities representing more than fifty percent (50%) of the outstanding Units, and if such Tag-Along Sale has been approved by the prior written consent of the Manager and Unitholders holding a majority of issued and outstanding Units as required by Section 10.1(b)(3), the Initiating Unitholder shall give not less than twenty (20) days' prior written notice of such intended Transfer to all of the other Unitholders (the "Tag-Along Offerees") and to the Company; provided, however, that if such Transfer constitutes a Drag-Along Sale and the Drag Along Group actually exercises its rights under Section 10.4, then Section 10.4 shall apply to such Transfer instead of this Section 10.3. Such notice (the "Tag-Along Notice") shall set forth all material terms and conditions of such proposed Transfer, including the name of the prospective transferee, the number of Units proposed to be Transferred, the aggregate purchase price proposed to be paid therefor, and the payment terms and type of Transfer to be effectuated, in each case, to the extent known by the Initiating Unitholder. The Initiating Unitholder will use good faith efforts to have the purchaser include in the terms of its proposed Transfer the price that it is willing to pay for the Units. Within ten (10) Business Days following the delivery of the Tag-Along Notice by the Company to the Tag-Along Offerees, each Tag-Along Offeree shall, by notice in writing to the Initiating Unitholder and to the Company, have the opportunity and right to sell to the purchaser (upon the same terms and conditions as the Initiating Unitholder, including with respect to representations, warranties, covenants and indemnities (each of which would be made severally by each such Tag-Along Offeree, based on such Tag-Along Offeree's share of the aggregate consideration to be paid by the purchaser)) the same percentage of Units held by such Tag-Along Offeree as such Transfer represents with respect to the Units proposed to be sold by the Initiating Unitholder. The Initiating Unitholder and/or each Tag-Along Offeree shall Transfer to the purchaser all of the Units proposed to be sold by them at the same price per Unit and upon other terms and conditions, if any, not more favorable to the purchaser than those originally offered and set forth in the Tag-Along Notice, which closing shall take place no earlier than twenty (20) days and no later than ninety (90) days following the delivery of the Tag-Along Notice.

(b) At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, the Initiating Unitholder, together with all Tag-Along Offerees so

electing to sell Units pursuant to Section 10.3(a) shall deliver to the proposed transferee certificates and/or other instruments representing the Units to be sold, free and clear of all Liens (other than pursuant to securities laws and this Agreement), together with unit or other appropriate powers duly endorsed therefor, and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Units as described in the Tag-Along Notice. The Tag-Along Offerees shall execute the same documents, make the same representations and warranties, and be subject to the same provisions including any escrow or holdback requirements, as the Initiating Unitholders on a pro rata, per Unit basis.

(c) Notwithstanding anything contained herein to the contrary, the Tag-Along Sale may provide for payment in cash, securities, or a combination of cash and securities, to all Tag-Along Offerees that are accredited investors within the meaning of Regulation D under the 1933 Act on the same basis as to the Initiating Unitholder and in cash to Tag-Along Offerees that are not accredited investors, or may provide Tag-Along Offerees that are accredited investors with the option to receive cash, securities or a combination of cash and securities in such proportions as may be elected by such Tag-Along Offerees, while Tag-Along Offerees that are not accredited investors receive cash.

(d) The Initiating Unitholder shall effect the participation of the Tag-Along Offerees in the Tag-Along Sale by either (i) obtaining the agreement of the prospective transferee(s) to purchase from the Tag-Along Offerees the Units which the Tag-Along Offerees are entitled to sell to such prospective transferee(s) pursuant to this Section 10.3 (and in such event, for the avoidance of doubt, the Initiating Holder will not consummate such Initiating Holder's sale to the prospective purchaser unless the prospective purchaser purchases all such Units from such Tag-Along Offerees) or (ii) purchasing the number of Units from the Tag-Along Offerees which the Tag-Along Offerees would have been entitled to sell to the transferee(s) pursuant to this Section 10.3 at the same price per Unit and on the same terms and conditions at which such Tag-Along Offerees are entitled otherwise to sell such Units to the transferee(s) pursuant to this Section 10.3, in either case simultaneously with and conditioned upon the closing of the Tag-Along Sale.

(e) For the avoidance of doubt, the provisions of this Section 10.3 shall not apply to (i) any Transfer of direct or indirect ownership interests in any Unitholder (which shall still be subject to Section 10.1), including any Permitted Transfer or (ii) any Transfers pursuant to Sections 10.4 or 10.5 hereof.

Section 10.4 **Drag-Along.**

(a) If one or more Unitholders collectively holding more than fifty percent (50%) of the outstanding Units (for purposes of this Section, the "Drag-Along Group") determine to consummate, in one or a series of related transactions a sale of all of the outstanding Units (each, a "Drag-Along Sale"), then the Drag-Along Group shall provide at least ten (10) days' prior written notice thereof to the other Unitholders (such notice being referred to as the "Sale Request"), which Sale Request shall include reasonable details and all material terms of the proposed Drag-Along Sale, including the proposed time and place of closing and the form and amount of consideration (calculated using the Implied Unit Values corresponding to such Drag-Along Sale) to be received in such Drag-Along Sale. Upon receipt of a Sale Request, each other Unitholder

shall be obligated to, and shall Transfer and deliver (or cause to be Transferred and delivered), to such purchaser all of such Unitholder's Subject Securities in the same transaction at the closing thereof. The consideration to be received by the Unitholders in a Drag-Along Sale in respect of their Subject Securities shall be determined on the basis of the Implied Unit Value of such Subject Securities, giving effect to such Drag-Along Sale. For the avoidance of doubt, if any Transfer constitutes a Drag-Along Sale, then this Section 10.4 shall apply to such Transfer (and not, for the avoidance of doubt, Section 10.3).

(b) Each Unitholder shall be severally obligated to join on a *pro rata* basis (based on such Unitholder's *pro rata* share of the proceeds of the Drag-Along Sale) in any indemnification that is to be provided in connection with such Drag-Along Sale, other than with respect to (1) covenants and (2) those representations, warranties that are made by a particular Unitholder, who shall bear all of the liability related thereto; provided that no Unitholder shall be obligated in connection with such sale to agree to indemnify or hold harmless the purchaser with respect to an amount in excess of the proceeds paid to such Unitholder in such Drag-Along Sale.

(c) Notwithstanding anything contained herein to the contrary, the Drag-Along Sale may provide for payment in cash, securities or a combination of cash and securities to all Unitholders that are accredited investors within the meaning of Regulation D under the 1933 Act, on the same basis as to the Drag-Along Group, and in cash to Unitholders that are not accredited investors, or may provide Unitholders that are accredited investors with the option to receive cash, securities or a combination of cash and securities, in such proportions as may be elected by such Unitholders, while Unitholders that are not accredited investors receive cash.

(d) In connection with any Drag-Along Sale, each Unitholder agrees that, in such Unitholder's capacity as a Unitholder of the Company, such Unitholder shall, as requested by the Drag-Along Group, (i) consent or vote all of such Unitholder's Units in favor of the Drag-Along Sale (and will waive and not exercise any dissenters' rights or appraisal rights under applicable law and shall not bring or join any claim or action seeking to enjoin such Drag-Along Sale or seeking damages in respect of such Drag-Along Sale except with respect to any claim or action that the terms and conditions of such Drag-Along Sale do not comply with the terms and conditions set forth in this Agreement), if, and to the extent that, approval of the Unitholders is required in order to effect such Drag-Along Sale, (ii) execute and deliver such agreements, instruments and certificates as are required to consummate the Drag-Along Sale (and, if applicable, deliver certificates and/or other instruments, if any, representing such Unitholder's Subject Securities to be transferred pursuant to such Drag-Along Sale, together with Unit or other appropriate powers therefor duly executed, at the closing, free and clear of all Liens (other than pursuant to securities laws or this Agreement)); and (iii) take such other actions as may be necessary, appropriate or desirable (in the reasonable discretion of the Drag-Along Group) to consummate the Drag-Along Sale. Each Unitholder hereby grants the Drag-Along Group a proxy relating to the Units at the time held by such Unitholder to take any and all actions to implement the foregoing on behalf of such Unitholder solely in the event that such Unitholder fails to vote such Unitholder's Subject Securities or take any and all such other action in connection with a Drag-Along Sale in accordance with and subject to the terms and conditions of this Section 10.4.

(e) For the avoidance of doubt, the provisions of this Section 10.4 shall not apply to any Transfer of direct or indirect ownership interests in any Unitholder (which shall still be subject to Section 10.1), including any Permitted Transfer.

Section 10.5 **Involuntary Transfers.**

(a) Except as otherwise provided in this Agreement, in the event of an Involuntary Transfer (as defined in the following sentence) of any Subject Securities (the "Transferred Securities") of any Unitholder to any Person, the transferee, including, without limitation, any and all transferees and subsequent transferees of the initial transferee (the "Involuntary Transferee"), shall take and hold the Transferred Securities subject to this Agreement and to all of the obligations of, and restrictions imposed hereby upon, the transferor holder and shall comply with this Agreement. As used in this Agreement, the term "Involuntary Transfer" shall mean any transaction, proceeding or action by or in which the Unitholder is involuntarily deprived or divested of any right, title or interest in or to any of such holder's Subject Securities (including, without limitation, a seizure under levy of attachment or execution, a foreclosure under a pledge of Subject Securities (which pledge was permitted pursuant to the terms of this Agreement), a Transfer to a trustee in bankruptcy or receiver or other officer or agency, or a Transfer to a state or to a public officer or agency pursuant to a statute pertaining to escheat or abandoned property but specifically excluding death, incapacity, divorce and similar events).

(b) In the event of an Involuntary Transfer, the Unitholders and the Company shall not take any action to approve any such Involuntary Transfer not in accordance with this Section, and the transferor Unitholder (or, if it fails to do so, the Involuntary Transferee) shall promptly give notice to the Company stating (i) when the Involuntary Transfer occurred or is to occur, (ii) the circumstances alleged to require such Involuntary Transfer, (iii) the number and type of securities involved and (iv) the name, address and capacity of the Involuntary Transferee.

(c) If an Involuntary Transfer of the Transferred Securities of any Unitholder occurs, the Company and its designees shall have a right of first refusal with respect to the Transferred Securities.

(d) If the provisions of this Section 10.5 are held to be unenforceable for any reason with respect to any particular Involuntary Transfer of Transferred Securities, or if the right of first refusal is not exercised with respect to such Involuntary Transfer, the Company shall have a right of first refusal if the Involuntary Transferee subsequently obtains a bona fide offer for and desires to Transfer such Transferred Securities.

(e) If the Involuntary Transferee is not a Unitholder on the date of such Involuntary Transfer, then, without any further action by the Company or the Involuntary Transferee, the Units held by such Involuntary Transferee shall be subject to the terms and conditions of this Agreement applicable to the Units of an additional Unitholder and such Involuntary Transferee shall promptly execute and deliver to the Company an executed Joinder Agreement in accordance with Section 10.7 and shall become an additional Unitholder.

Section 10.6 **Effectiveness of Transfers.** Any Subject Securities Transferred by a Unitholder shall be held by the transferee thereof pursuant to this Agreement. Such transferee

shall, except as otherwise expressly stated herein, be a member of the Company and have all the rights and be subject to all of the obligations of a Unitholder under this Agreement automatically and without requiring any further act by such transferee or by any parties to this Agreement. Without affecting the preceding sentence, if such transferee is not a Unitholder on the dates of such Transfer, then such transferee, as a condition to such Transfer, shall confirm such transferee's obligations hereunder in accordance with Section 10.7. To the fullest extent permitted by law, no Subject Securities shall be Transferred on the Company's books and records, and no Transfer thereof shall be otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Unitholders to enter appropriate stop Transfer notations on its Transfer records to give effect to this Agreement.

Section 10.7 **Additional Units; Joinder.** If additional Units ("Additional Units") are issued to any Person after the date of this Agreement, such Additional Units will be treated for all purposes of this Agreement as Units as of the date of issuance. Any Person other than the Company acquiring any Units, unless already a party to this Agreement, shall on or before the Transfer or issuance to it of such Units, sign and deliver to the Company a Joinder Agreement and shall thereby become a party to this Agreement.

ARTICLE XI
TERMINATION

Section 11.1 **Termination of the Company.**

(a) The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

(i) the entry of a decree of judicial dissolution under the Delaware Act;

(ii) the approval and consent to dissolution by the Manager and Unitholders holding at least two-thirds of the outstanding Units;

(iii) a sale of all or substantially all of the assets of the Company, provided that the proceeds of such sale shall have been distributed pursuant to Section 8.1, less any reasonable reserves established by the Manager in good faith; or

(iv) at any time there are no Unitholders of the Company unless the Company is continued without dissolution in accordance with the Delaware Act.

(b) The withdrawal, resignation, expulsion, bankruptcy or dissolution of a Unitholder or the occurrence of any other event which terminates a Unitholder's continued membership in the Company shall not, subject to Section 11.1(a)(iii), result in the dissolution of the Company.

Section 11.2 **Individual Termination.** This Agreement shall terminate with respect to any Unitholder at the time at which such Unitholder ceases to own any Units, except that such termination shall not affect (i) rights perfected or obligations incurred by such Unitholder under this Agreement prior to such termination, and (ii) rights or obligations expressly stated to survive such cessation of ownership of Units.

Section 11.3 **Distribution of Assets.** If the Company is dissolved and its affairs are to be wound up, the Manager shall (i) sell or otherwise liquidate all of the Company's assets as promptly as the Manager determines to be advisable in order to obtain a fair value therefor (except to the extent the Manager may determine to distribute any assets to the Unitholders in kind and at the fair market value thereof), (ii) discharge all liabilities of the Company (other than liabilities to Unitholders), including all costs relating to the dissolution, winding up, and liquidation and distribution of assets, (iii) establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company, (iv) discharge any liabilities of the Company to the Unitholders (other than Capital Loans or otherwise on account of their interests in the Company) provided that any such discharge shall be proportionate to each Unitholder and shall not disproportionately advantage any particular Unitholder vis-à-vis other Unitholders and (v) distribute the remaining assets to the Unitholders in accordance with Section 8.1; *provided, however,* that if the total value of the Company's assets after discharging all liabilities of the Company, setting up the appropriate reserves and paying off Unitholder loans including Capital Loans is insufficient to repay each Unitholder's Unreturned Capital as of the date of dissolution, then the Gaucho Member shall be first repaid its Unreturned Capital until its Unreturned Capital has been reduced to zero, then the SLVH Member shall be repaid its Unreturned Capital until its Unreturned Capital has been reduced to zero, before any assets may be distributed in accordance with Section 8.1(b). The Manager shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

Section 11.4 **Certificate of Cancellation.** When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Unitholders, the Company shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware and take such other actions as may be necessary, appropriate or desirable to terminate the Company.

Section 11.5 **Return of Contribution Nonrecourse to Unitholders.** Except as provided by law, upon dissolution, each Unitholder shall look solely to the assets of the Company for the return of such Unitholder's Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash or other property contribution of one or more Unitholders, such Unitholder or Unitholders shall have no recourse against any other Unitholder.

ARTICLE XII
INDEMNIFICATION AND LIMITED LIABILITY

Section 12.1 **Indemnification of Manager, Unitholders and Officers.**

(a) Subject to the limitations and conditions as provided in this Article XII, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a "Proceeding"), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Manager, a Unitholder or an Officer, in their capacity as such, or any direct or indirect owner of a Manager or Unitholder

(collectively, "Indemnified Persons"), shall be indemnified by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, reasonable attorneys' and experts' fees) incurred by such Indemnified Person in connection with such Proceeding, appeal, inquiry or investigation. Indemnification under this Section 12.1 shall continue as to an Indemnified Person who has ceased to serve in the capacity which initially entitled such Indemnified Person to indemnity hereunder. The rights granted pursuant to this Section 12.1 shall be deemed contract rights, and no amendment, modification or repeal of this Section 12.1 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal.

(b) Indemnification of an Indemnified Person is permissible under this Section 12.1 only if (i) the Indemnified Person acted in good faith; (ii) the Indemnified Person reasonably believed that its conduct was in or at least not opposed to the Company's best interest; (iii) in the case of any criminal Proceeding, there was no reasonable cause to believe the Indemnified Person's conduct was unlawful; and (iv) such Indemnified Person is not adjudged in any such Proceeding to be liable for gross negligence or intentional misconduct in the performance of duty. The termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the Indemnified Person did not meet the standard of conduct described in this subsection (b).

Section 12.2 **Indemnification of Employees.** The Company shall have the power, but not the obligation, to indemnify any individual who is or was an employee or agent of the Company, each to the same extent as if such individual was an Officer.

Section 12.3 **Advance Payment.** Except with respect to any Proceeding brought by the Company, the right to indemnification conferred in this Article XII shall include the right to be paid or reimbursed by the Company the reasonable expenses incurred by a Person entitled to be indemnified under Section 12.1 or for whom the Company has agreed to provide indemnification under Section 12.2 who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person's ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Person of his or her good faith belief that he has met the standard of conduct necessary for indemnification hereunder and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified hereunder.

Section 12.4 **Limited Liability.**

(a) No Unitholder, Affiliate of a Unitholder, SLVH Principal, Manager or Officer, or direct or indirect owner of any foregoing (collectively, the "Covered Persons") shall be liable to the Company or any other Person who is a party to or is otherwise bound by this

Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person, except that a Covered Person shall be liable to the Company or any such other Person for any such loss, damage or claim incurred by reason of such Covered Person's willful misconduct. For purposes of this Section 12.4, no act or omission by a Covered Person shall be considered "willful" unless it is done or omitted in bad faith or without reasonable belief that the Covered Person's action or omission was in the best interests of the Company.

(b) Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member, manager, officer or employee of the Company. No Unitholder shall, in such capacity, have any power to represent, act for, sign for or bind the Company, and the Unitholders hereby consent to the exercise by the Manager and the Officers of the powers conferred on them by law and this Agreement.

Section 12.5 **Insurance.** The Company, at the election of the Manager, may purchase and maintain insurance for its benefit, the benefit of any Officer or Manager and an individual who is entitled to indemnification under this Section, or both, against any liability asserted against or incurred by same in any capacity or arising out of service for or with the Company, whether or not the Company would have the power to indemnify same against such liability.

ARTICLE XIII
CERTAIN MISCELLANEOUS OTHER PROVISIONS

Section 13.1 **Remedies.** Each of the parties hereto acknowledges and agrees that no remedy at law would be adequate in the event of any breach of this Agreement. Accordingly, if any dispute arises concerning the sale or other disposition of any Units or concerning any other provisions of this Agreement or the obligations of the parties hereunder, each party hereto agrees that, in addition to any other remedy to which they may be entitled at law or in equity, the other parties hereto shall be entitled to a decree of specific performance to enforce this Agreement, and each party hereto waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

Section 13.2 **Entire Agreement; Amendment.** This Agreement and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Unitholders with respect to the subject matter hereof. This Agreement and the Certificate of Formation replace and supersede all prior written agreements and oral statements by and among the Unitholders or any of them, and no representation, statement, condition or warranty not contained in this Agreement or the Certificate of Formation will be binding on the Unitholders or have any force or effect whatsoever.

(a) The Schedule of Unitholders may be updated in writing by the Manager to reflect changes in the composition of the Unitholders that may occur from time to time and as a result of Permitted Transfers, Transfers permitted under Article X or any issuance of Additional

Units or other equity interests in the Company permitted under this Agreement. Amendments of the Schedule of Unitholders reflecting Permitted Transfers or Transfers permitted under Article X shall become effective when the amended Schedule of Unitholders, and a copy of the Joinder Agreement as executed by any new transferee in accordance with Section 10.7, if applicable, are filed with the Company. Any amendment of the Schedule of Unitholders made in accordance with this Agreement shall not be deemed an amendment to this Agreement.

(b) Any amendment to this Agreement shall be in writing and shall require the written consent of (i) the Company, (ii) the Manager and (iii) if disproportionately and materially adverse to the interests of a particular Unitholder, such Unitholder.

Section 13.3 **Severability.** Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 13.4 **Notices.** All notices, consents and other communications required, or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given (i) three (3) Business Days after mailing by first class Certified mail, postage prepaid, (ii) when delivered by hand, (iii) upon confirmation of receipt by telecopy or email, or (iv) one day after sending by overnight delivery service, to the respective addresses of the parties set forth below:

(a) For notices and communications to the Company:

LVH Holdings LLC
[redacted]

And

[redacted]

(b) For notices and communications to the holders of Units, at the address for each such holder set forth under its signature on its signature page hereof.

(c) With a copy in the case of the Manager and the Company to:

[redacted]

By written notice complying with the foregoing provisions of this Section 13.4, each party shall have the right to change the mailing address or telecopy numbers for future notices and communications to such party.

Section 13.5 **Binding Effect; Assignment.** This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors, assigns, heirs and administrators, provided that the rights under this Agreement may not be assigned except as expressly provided herein. No such assignment shall relieve an assignor of its obligations hereunder.

Section 13.6 **Termination.** Without affecting any other provision of this Agreement requiring termination of any rights in favor of any Unitholder, the provisions of Article X of this Agreement shall terminate as to such Unitholder when, pursuant to and in accordance with this Agreement, such Unitholder no longer owns any Units.

Section 13.7 **Recapitalizations, Exchanges, etc.** The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Units, to any and all equity interests in the Company or any successor or assign of the Company (whether by conversion, merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of Units, by reason of a distribution, unit split, unit issuance, reverse unit split, combination, recapitalization, reclassification, conversion, merger, consolidation or otherwise. Upon the occurrence of any such events, amounts hereunder shall be appropriately adjusted.

Section 13.8 **Action Necessary to Effectuate the Agreement.** The parties hereto agree to take or cause to be taken all such corporate and other action as may be necessary to effect the intent and purposes of this Agreement.

Section 13.9 **Purchase for Investment; Legend on Certificate.**

(a) Each Unitholder acknowledges that all of the securities of the Company held by such Unitholder are being (or have been) acquired for investment and not with a view to the distribution thereof and that no Transfer of any such securities may be made except in compliance with applicable federal and state securities laws. Any and all certificates or other instruments representing any of such securities which are now or hereafter held by any Unitholder shall expressly provide that each of the Units shall be subject to the terms of this Agreement and shall have endorsed in writing, stamped or printed, thereon the following legends:

> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE EVIDENCE AN INTEREST IN LVH HOLDINGS LLC AND ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF LVH HOLDINGS LLC, DATED AS OF JUNE 16, 2021, AS THE SAME SHALL BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF LVH HOLDINGS LLC.
>
> "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR JURISDICTION, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF SUCH ACT AND SUCH SECURITIES LAWS."

(b) Any certificates evidencing the securities of the Company acquired by any Unitholder shall also bear any legend required under any applicable state securities laws. Absent an effective registration statement under the 1933 Act covering the Transfer of the securities of the Company held by a Unitholder, no Unitholder shall Transfer any securities of the Company unless such Transfer is exempt from the registration and prospectus delivery requirements of the 1933 Act and has been registered or qualified under (or is exempt from the registration and qualification requirements of) any applicable state securities laws. Each Unitholder consents to the Company making a notation on its records or giving instructions to any transfer agent for the securities of the Company held by them in order to implement the restrictions on Transfer set forth in this Section 13.9.

Section 13.10 **Title to Property.** Legal title to all property of the Company will, unless otherwise consented to by all Unitholders, be held and conveyed in the name of the Company.

Section 13.11 **Creditors.** None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or creditors of any Unitholder.

Section 13.12 **Reliance on Authority of Persons Signing Agreement.** In the event that a Unitholder is not a natural Person, neither the Company nor any Unitholder will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

Section 13.13 **Attorneys' Fees.** In the event that any dispute between the Company and one or more Unitholders or among the Unitholders should result in litigation or similar proceeding, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs, and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses.

Section 13.14 **Waiver of Jury Trial.** Each Unitholder hereby waives its right to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between the Unitholders relating to the subject matter hereof and the relationship that is established hereby. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, and all other common law and statutory claims. Each Unitholder acknowledges that this waiver is a material inducement to enter into a business relationship, that each has relied on this waiver in entering into this Agreement and that each will continue to rely on the waiver in their related future dealings. Each Unitholder further warrants and represents that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

Section 13.15 **No Waiver.** No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.16 **Counterparts.** This Agreement may be executed in two or more counterparts (including Joinder Agreements as counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any counterpart or other signature hereupon delivered by facsimile or other electronic delivery method shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party. The failure of any Unitholder to execute this Agreement does not make it invalid as against any other Unitholder.

Section 13.17 **Headings, etc.** All headings and captions in this Agreement are for purposes of references only and shall not be construed to limit or affect the substance of this Agreement. Words used in this Agreement, regardless of the gender and number used, will be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. The words "this Agreement," "hereto," "herein," "hereunder," "hereof," and words or phrases of similar import refer to this Agreement as a whole, together with any and all Schedules and Exhibits hereto, and not to any particular article, section, subsection, paragraph, clause or other portion of this Agreement. Any reference to an agreement herein shall mean such agreement as amended from to time to time in accordance with its terms.

Section 13.18 **Governing Law; Jurisdiction; Service of Process.** This Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Delaware.

Section 13.19 **Confidentiality; Public Announcements.** No Unitholder shall disclose or use in any manner whatsoever, in whole or in part, any information concerning the Company or any of its direct or indirect Unitholders, or any of their respective employees, managers, directors or Subsidiaries or Affiliates received on a confidential basis from the Company or any other Person under or pursuant to this Agreement, including, without limitation, financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Company or any other Person in connection with the purchase or ownership of any Unit; provided, however, that the foregoing shall not be construed, now or in the future, to apply to any information reflected in any recorded document, information which is independently developed by such Unitholder, information obtained from sources other than the Company or any of its direct or indirect Unitholders, or any of their respective employees, managers, directors, Subsidiaries or Affiliates or any of their respective agents or representatives (including, without limitation, attorneys, accountants, financial advisors, engineers and insurance brokers) or information that is or becomes in the public domain, nor shall it be construed to prevent such Unitholder from (i) making any disclosure of any information (A) if required to do so by any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any court or other governmental authority, in each case applicable to or binding upon such Unitholder, (B) to any governmental authority having or claiming authority to regulate or oversee any aspect of such Unitholder business or that of the parent entity or Affiliates of such Unitholder in connection with the exercise of such authority or claimed authority, or (C) pursuant to subpoena or other legal process; (ii) making, on a confidential basis, such disclosures as such Unitholder deems necessary or appropriate to such Unitholder's legal counsel or accountants; (iii) making such disclosures as such Unitholder reasonably deems necessary or appropriate to any proposed transferee and/or counsel to or other representatives of

such proposed transferee; provided, however, that such transferee or counsel to or representative thereof, agree to maintain the confidentiality of such disclosures; or (iv) making, on a confidential basis, disclosures of such information to current Unitholders. Notwithstanding the foregoing, the foregoing provisions of this Section 13.19 shall not restrict or apply to the Manager. Any Company press releases shall comply with Section 3.9(g) relating to the references to the Gaucho Member, if Section 3.9 otherwise applies in accordance with its terms.

Section 13.20 **No Third-Party Beneficiaries.** Except as expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and the Company, and nothing herein, express or implied, shall give or be construed to give to any Person, other than the parties hereto, and the Company, any legal or equitable rights hereunder.

[Signatures on Following Pages]

LVH Holdings LLC
Amended and Restated Limited Liability Company Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SLVH LLC, a Delaware limited liability company

[redacted]

Address:

c/o SLVH LLC

[redacted]

And

[redacted]

And

[redacted]

GAUCHO VENTURES I – LAS VEGAS, LLC,
a Delaware limited liability company

By: Gaucho Group Holdings, Inc., its sole member

By: ______________________
Name: Scott Mathis
Title: CEO

Address:

Gaucho Group Holdings, Inc.
1445 16th Street
Ste. 403
Miami Beach, FL 33139
Attention: Scott Mathis
Email: smathis@gauchoholdings.com
Telephone: ______________

EXHIBIT A

JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to the Amended and Restated Limited Liability Company Agreement of LVH Holdings LLC, a Delaware limited liability company, dated as of June 16, 2021 (the "LLC Agreement"), among the Unitholders named therein.

By executing and delivering this Joinder Agreement to the LLC Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the LLC Agreement in the same manner as if the undersigned were an original signatory to such agreement as a Unitholder. In connection therewith, effective as of the date hereof the undersigned hereby makes the representations and warranties contained in the LLC Agreement.

This Joinder Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the __ day of ____________, 2___.

____
Signature of Unitholder

____
Print Name of Unitholder

SCHEDULE A
INITIAL SCHEDULE OF UNITHOLDERS

	Units	Capital Contributions
SLVH LLC	[redacted]	[redacted]
Gaucho Ventures I – Las Vegas, LLC	56.6	$1,000,000.00
Total	[redacted]	[redacted]

SCHEDULE B
INITIAL PREDEVELOPMENT BUDGET AND BUSINESS PLAN

[ATTACHED]